EXHIBIT 16(12) UNDER FORM N-14


                      STRADLEY, RONON, STEVENS & YOUNG, LLP

                            2600 One Commerce Square

                           Philadelphia, PA 19103-7098

                            Telephone (215) 564-8000

                               Fax (215) 564-8120

                                 January 5, 2001


Board of Trustees
Forum Funds
P.O. Box 446
Portland, Maine  04112

Board of Trustees
Stratevest Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7000

Re: AGREEMENT AND PLAN OF REORGANIZATION, DATED DECEMBER 1, 2000 (THE "PLAN"), MADE BY FORUM FUNDS ("FORUM FUNDS"), ON BEHALF OF ITS SERIES, INVESTORS HIGH GRADE BOND FUND (THE "ACQUIRED FUND") AND STRATEVEST FUNDS ("STRATEVEST FUNDS"), ON BEHALF OF ITS SERIES, STRATEVEST INTERMEDIATE BOND FUND (THE "ACQUIRING FUND")

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund, which will consist of:
(i) the acquisition, by the Acquiring Fund, of substantially all of the property, assets and goodwill of the Acquired Fund, in exchange solely for shares of beneficial interest, without par value, of the Acquiring Fund (the "Acquiring Fund Shares") and the assumption of the Acquired Fund's liabilities;
(ii) the distribution by the Acquired Fund of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund; and (iii) the subsequent dissolution of the Acquired Fund, as soon as is practicable after the closing date of the reorganization (the "Reorganization"), all upon and subject to the terms and conditions of the Plan.

     In rendering our opinion, we have reviewed and relied upon: (a) the Plan dated December 1, 2000, made by Forum Funds and Stratevest Funds; (b) the proxy materials provided to shareholders of the Acquired Fund in connection with the Special Meeting of Shareholders of the Acquired Fund held on December 1, 2000;
(c) certain representations concerning the Reorganization made to us by Forum Funds and Stratevest Funds in letters dated January 4, 2001 (the "Representation Letters"); (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All terms used herein, unless otherwise defined, are used as defined in the Plan.

     For purposes of this opinion, we have assumed that the Acquired Fund, on the closing date of the Reorganization, satisfies, and immediately after the closing date, the Acquiring Fund will satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

     Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the Plan and the Representation Letters, it is our opinion that:

     1. The acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the
Acquired Fund and the Acquiring Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, pursuant to Sections 361(a) and 357(a) of the Code.

     3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund's liabilities in exchange solely for the Acquiring Fund Shares, pursuant to Section 1032(a) of the Code.

     4. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund, pursuant to Section 361(c)(1) of the Code.

     5. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of such assets to the Acquired Fund immediately prior to the closing date of the Reorganization, pursuant to Section 362(b) of the Code.

     6. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund, pursuant to Section 1223(2) of the Code.

     7. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their shares of the Acquired Fund (the "Acquired Fund Shares") for the Acquiring Fund Shares (including fractional shares to which they may be entitled), pursuant to Section 354(a) of the Code.

     8. The basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will be the same as the basis of the Acquired Fund Shares exchanged therefor, pursuant to Section 358(a)(1) of the Code.

     9. The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the closing date of the Reorganization, pursuant to
Section 1223(1) of the Code.

     10. The Acquiring Fund will succeed to and take into account, as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury ("Treasury Regulations")), the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

     Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this opinion.

     Our opinion is conditioned upon the performance by the Acquiring Fund and the Acquired Fund of their undertakings in the Plan and the Representation Letters.

     Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction, including, without limitation, the common and collective fund conversions involving the following common and collective funds and the Acquiring Fund that settled on October 1, 2000, and October 10, 2000, respectively:

      - Maximum Income Bond Fund
      - Mid/Small Cap Fund
      - Value Stock Fund
      - Vermont Tax Exempt Fund
      - Large Cap Growth Fund
      - Bond Fund

(collectively, the "Common Trust Fund Conversions"), or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) of any other transaction, including, without limitation, the Common Trust Fund Conversions.

     This opinion is being rendered to the Acquiring Fund and the Acquired Fund, and may be relied upon only by such funds and the shareholders of each.

                                Very truly yours,

                               STRADLEY, RONON, STEVENS & YOUNG, LLP


                              By:/S/ REKHA D. PACKER, PARTNER
                                     Rekha D. Packer